MILESTONE SCIENTIFIC AND SUBSIDIARIES

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒ Definitive Proxy Statement

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Milestone Scientific Inc.

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Milestone Scientific Inc.

Notice of Annual Meeting of Stockholders

To be held on December 18, 2025

To the Stockholders of Milestone Scientific Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Milestone Scientific Inc. (“Milestone” or the “Company”) will be held in a virtual-only meeting format conducted via live audio webcast located at www.virtualshareholdermeeting.com/MLSS2025 on December 18, 2025 at 9:00 a.m. (ET).

The following items are scheduled for consideration and action at the Meeting.

1.	Election of six (6) directors;

2.	Approval to amend the Corporation’s Restated Certificate of Incorporation, increasing the number of authorized shares of Common Stock from 100,000,000 shares to 125,000,000;

3.	Ratification of the appointment of CBIZ CPAs P.C. as the Company’s independent auditors for the fiscal year ending December 31, 2025; and

4.	Such other business as may legally come before the Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on November 4, 2025, as the record date for determining the stockholders having the right to notice of and to vote at the Meeting.

Attending the Virtual Meeting

As described in the proxy materials for the Meeting, you are entitled to attend and participate in the virtual Meeting if you were a stockholder of record as of the close of business on November 4, 2025, the record date, or if you hold a legal proxy for the Meeting provided by your bank, broker-dealer, or other similar organization. The accompanying proxy materials include instructions on how to participate in the Meeting and how to vote your shares of the Company’s stock in the Meeting.

Stockholders attending the Meeting will be in a listen-only mode. However, virtual attendees will be able to vote and submit questions during the Meeting using the virtual Meeting website.

Your vote is important. Whether or not you plan to attend the Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the Meeting.

Important Notice Regarding the Internet Availability of Proxy Material for the Annual Meeting of Stockholders to be Held on December 18, 2025. This Proxy Statement, the Proxy Card, and our Annual Report for 2024 are available at: www.virtualshareholdermeeting.com/MLSS2025

By order of the Board of Directors

Neal Goldman

Chairman of the Board

Roseland, New Jersey

November 12, 2025

IMPORTANT: Every stockholder, whether he or she expects to attend the Annual Meeting, is urged to execute the proxy and return it promptly in the enclosed business reply envelope. Sending in your proxy will not prevent you from voting your stock at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. We would appreciate your giving this matter your prompt attention.

MILESTONE SCIENTIFIC INC.

PROXY STATEMENT

For Annual Meeting of Stockholders

To be Held on December 18, 2025

Your proxy is solicited on behalf of the Board of Directors (which we refer to as our “Board”) of Milestone Scientific Inc., a Delaware corporation (which we refer to as “we,” “us,” “our,” or the “Company”), for use at our 2025 Annual Meeting of Stockholders (which we refer to as the “Annual Meeting”) to be held on Thursday December 18, 2025 at 9:00 a.m. Eastern time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement. Proxies are solicited to allow all stockholders of record to vote on matters properly presented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’

Meeting to Be Held Via the Internet at www.virtualshareholdermeeting.com/MLSS2025 on Thursday, December 18, 2025 at 9:00 a.m. local time.

The Annual Report, Notice of Meeting, and Proxy Statement

are available at – www.proxyvote.com

We intend to mail this Proxy Statement, the proxy card, and the Notice of Annual Meeting on or about November 7, 2025, to all stockholders of record entitled to vote at the Annual Meeting. If you would like a hard copy of the Annual Report, Notice of Meeting, Proxy Statement and Proxy Card for this Annual Meeting, or any future stockholder meetings, mailed or emailed to you, please contact us at 425 Eagle Rock Avenue, Roseland, NJ 07068, at our web page www.milestonescientific.com or, telephone us at 973-535-2717.

THE VOTING AND VOTE REQUIRED

Record Date and Quorum

Only stockholders of record at the close of business on November 4, 2025 (the “Record Date”) are entitled to notice of and vote at the Annual Meeting. On the Record Date, there were 78,628,913 outstanding shares of common stock, par value $.001 per share (“Common Stock”). Each share of Common Stock is entitled to one vote. Shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as specified. A quorum will be present at the Annual Meeting if stockholders owning not less than one-third of the shares issued and outstanding on the Record Date are present at the meeting in person or by proxy.

Voting of Proxies

The persons acting as proxies pursuant to the enclosed proxy will vote the shares represented as directed in the signed proxy. Unless otherwise directed in the proxy, the proxyholders will vote the shares represented by the proxy: (i) for the election of the six (6) director nominees named in this Proxy Statement; (ii) for the approval to amend the Corporation’s Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock from 100,000,000 shares to 125,000,000 shares; (iii) for the ratification of the appointment of CBIZ CPSs P.C. as the Milestone Scientific’s independent auditors for the fiscal year ending December 31, 2025; and (iv) in the proxyholders’ discretion, on any other business that may come before the meeting and any adjournments thereof.

If you are a stockholder of record, which means your shares are in your name, you may vote your shares as follows:

●	To vote in person, attend the Annual Meeting and the 16-digit control number found on your proxy card to register and vote.
●	To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number on the proxy card delivered to you. Your Internet vote must be received by 11:59 p.m., Eastern Time on December 17, 2025 to be counted.
●	To vote using the proxy card delivered to you, simply complete, sign, and date the proxy card and return it promptly in the envelope provided or use a touch-tone telephone to transmit your voting instructions by calling 1-800-579-1639. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

If you hold your shares of common stock in street name, which means that your shares are held of record by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares by either (i) attending the Annual Meeting and voting in person; (ii) through the Internet; or (iii) otherwise instructing the broker, bank or other nominee on how to vote your shares. Please note that if you hold your shares of common stock in street name, in order to vote your shares in person at the Annual Meeting, you will need to obtain from your broker, bank or other nominee, a valid legal proxy from your broker, bank or other nominee authorizing you to vote your shares at the Annual Meeting. After obtaining a valid legal proxy from your broker, bank or other agent, to then register to vote at the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address and mail to:

VOTE BY MAIL
Vote Processing, c/o Broadridge,
51 Mercedes Way
Edgewood, NY 11717

Additional information regarding the rules and procedures for participating in the Annual Meeting will be provided at the meeting website.

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a one-third in voting power of all of the shares of the stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as defined below), will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank, or other agent may still be able to vote your shares at its discretion. In this regard, under the rules of the New York Stock Exchange, or NYSE American, brokers, banks, and other securities intermediaries that are subject to NYSE American rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE American rules, but not with respect to “non-routine” matters. When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE American to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

We believe that the election of directors (Proposal 1) and the approval to increase the authorized number of shares of common stock (Proposal 2) will be considered non-routine matters. For Proposal 1 broker non-votes will not be counted as votes cast and will have no effect on the result of the vote; however for Proposal 2, broker non-votes will not be counted as votes cast but will have the effect of a vote against the proposal because of the requirement to have the proposal approved by a majority of the issued and outstanding shares of common stock. We believe that the ratification of the appointment of CBIZ CPAs P.C. as our independent registered public accounting firm (Proposal 3) will be considered to be a routine matter on which a broker, bank or other agent has discretionary authority to vote.

Voting Requirements

Election of Directors. The election of the director nominees will require a plurality of the votes cast at the Annual Meeting. With respect to the election of directors, votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Approval to Amend the Restated Certificate of Incorporation to increase the number of Authorized Shares of Common Stock from 100,000,000 to 125,000,000. The affirmative vote of the majority of the shares issued and outstanding cast by stockholders entitled to vote at the Annual Meeting is required to approve this matter. An abstention will be treated as “present” for quorum purposes. Abstention’s and broker non-votes will have the same effect as an against vote on the matter.

Ratification of the appointment of Independent Auditors. The affirmative vote of a majority of the votes cast at the Annual Meeting by stockholders entitled to vote at the Annual Meeting is required to approve this matter. An abstention will be treated as “present” for quorum purposes. Abstention’s will have the same effect as an against vote on the matter and broker non-votes will have no effect on the matter.

Revocability of Proxy. A proxy may be revoked by the stockholder giving the proxy at any time before it is voted by delivering oral or written notice to the Corporate Secretary of Milestone Scientific at or prior to the Annual Meeting, and a prior proxy is automatically revoked by a stockholder giving a subsequent proxy or attending and voting at the Annual Meeting. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Expenses of Solicitation. Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of this Proxy Statement through the Internet or by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, forward proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by Internet, facsimile or special delivery letter.

We will also consider any other business that properly comes before the Annual Meeting, or any adjournment or postponement thereof. As of the record date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named as your proxy will vote the shares as recommended by our Board, or if no recommendation is given, in their own discretion.

Stockholder List

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at the Annual Meeting and at principal executive office of the Company during regular business hours for a period of no less than ten (10) days prior to the Annual Meeting.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our 2024 Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

PROPOSAL 1

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

Our Board currently consists of six (6) members, four (4) of whom are independent under the listing standards for independence of the NYSE American and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). Based upon the recommendation of the Nominating and Corporate Governance Committee of our Board, our Board determined to nominate each of the Company’s current directors: Benedetta I. Casamento, Neal Goldman, Eric Hines, Dr. Didier Demesmin, Shanth Thiyagalingam, and Dr. Dawood Sayed for election at the Annual Meeting.

Our Board and the Nominating Committee believe the directors nominated collectively have the experience, qualifications, attributes and skills to effectively oversee the management of the Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the Company, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of the Company and our stockholders and a dedication to enhancing stockholder value.

Each director elected at the Annual Meeting will serve a one (1) year term until the Company’s next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the six (6) nominees named below. If any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. It is not expected that any of the nominees named below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxyholders.

Set forth below are the names, ages and positions of our director nominees as of the date of this Proxy Statement (1):

NAME	AGE	POSITION	DIRECTOR SINCE
Benedetta Casamento	59	Chairman of the Board of Directors	2022
Neal Goldman	81	Vice Chairman of the Board	2019
Eric Hines	58	Chief Executive Officer and Director	2025
Dr. Didier Demesmin	56	Director	2024
Shanth Thiyagalingam	44	Director	2025
Dr. Dawood Sayed	46	Director	2025

(1) As of the date of this Proxy Statement, Neal Goldman is Chairman of the Board of Directors; however, upon their election, Benedetta Casamento will become Chairman of the Board of Directors and Neal Goldman Vice Chairman.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE SIX (6) NOMINEES

FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

Vacancies on our Board, including any vacancy created by an increase in the size of our Board, may be filled by a majority of the directors remaining in office (even though less than a quorum of our Board) or a sole remaining director, or by the stockholders. A director elected by our Board to fill a vacancy will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal, or death.

Information about Director Nominees

Set forth below is biographical information for each director nominee and a summary of the specific qualifications, attributes, skills and experiences which led our Board to conclude that each nominee should serve on our Board at this time. There are no family relationships among any of the directors or executive officers of the Company.

Benedetta I. Casamento, Director

Benedetta Casamento has served as a director of the Company since April 2022. Since August 2017, Ms. Casamento has served as a consultant and a board member specializing in strategy, finance, and operations. Ms. Casamento previously served as Chairman and President of Allyke, Inc., an artificial intelligence company creating digital imagery insights for retail and other industries, from June 2016 to August 2017. From December 2014 to April 2016, she served as Chief Executive Officer of Calypso St. Barth, a luxury boutique retailer of women’s apparel and accessories. Prior to her role as CEO at Calypso St. Barth, Ms. Casamento served as a consultant to private equity firms with portfolio interests in retail and fashion from July 2012 to December 2014. Ms. Casamento previously served as Executive Vice President, Finance & Operations of The Talbots, Inc. (“Talbots”), a specialty retailer and direct marketer of women’s apparel, accessories, and shoes, from March 2009 to July 2012. Prior to joining Talbots, Ms. Casamento served in various leadership roles within Liz Claiborne Inc. from February 1999 to November 2008, culminating in her position as President of Liz Claiborne Brands. Ms. Casamento started her career at Saks Fifth Avenue. Our Board has determined that Ms. Casamento’s extensive business experience, as well as her background in accounting and finance, qualifies her to serve on the Board.

Neal Goldman, Chairman of the Board

Neal Goldman has been a director of Milestone Scientific since 2019 and has served as Chairman of the Board since January 2024. Mr. Goldman is the President and Founder of Goldman Capital Management, Inc., a family office since 2018, which was previously an investment advisory firm founded in 1985. He was First Vice President of Research at Shearson Lehman Hutton. He has also held senior positions as a money manager and research analyst with a variety of firms including Neuberger Berman, Moseley Hallgarten Estabrook and Weeden, Bruns Nordeman, and Russ and Company. Mr. Goldman serves as Chairman of Charles & Colvard, Ltd. since 2016 and served on the board of Imageware Systems, Inc. until November 2020. He also serves on the board of Deep-Down Inc. Prior to their respective acquisitions, he served on the boards of Blyth Industries and IPASS Corporation. Mr. Goldman received his B.A. degree in Economics from The City University of New York (City College). Mr. Goldman’s professional experience and financial background have given him the expertise needed to serve as one of our directors.

Dr. Didier Demesmin, Director

Dr. Demesmin has been a director of Milestone Scientific since 2024. He is currently the Chief Executive Officer and Medical Director of University Pain Medicine Center, a position he has held since 2007. Since March 2006, Dr. Demesmin has held the position of Director of the Pain Management Department at St. Peter’s University Hospital. He is also a physician in the Departments of Pain Medicine at JFK Medical Center (since March 2007), Robert Wood Johnson University Hospital (since January 2008), Somerset Medical Center (since February 2009), Hudson Regional Hospital (since December 2010), and Saint Barnabas Hospital (since November 2013). Dr. Demesmin is also a Clinical Instructor in the Department of Medicine at Rutgers Robert Wood Johnson Medical School (since August 2006), a Clinical Assistant Professor in the Department of Physical Medicine and Rehabilitation at Rutgers Robert Wood Johnson Medical School (since July 2013), the Medical Director in the Physical Medicine and Rehabilitation and Sports Medicine Institute at St. Peter’s University Hospital (since (December 2013), and an Assistant Fellowship Program Director in the Multidisciplinary Interventional Pain Medicine Fellowship at JFK Johnson Rehabilitation Institute (since November 2013). Dr. Demesmin has been a member of the Board of Trustees of the New Jersey Society of Interventional Pain Physicians, since September 2010, and the Middlesex County Medical Society of New Jersey, since January 2010, where he held the positions of President Elect, from June 2011 to June 2012, and President, from June 2012 to June 2014. Dr. Demesmin received a BA in Psychology from Rutgers University in 1994, a Medical Degree from the University of Medicine and Dentistry of New Jersey in 2000, and an MBA from the Kellogg School of Management of Northwestern University in 2018. Mr. Demesmin’s medical healthcare background in the field of interventional pain management and business background have given him the expertise needed to serve as one of our directors.

Shanth Thiyagalingam Director

Mr. Thiyagalingam has been a director of Milestone Scientific since 2025. He currently serves as Chief Executive Officer of PainTEQ, a manufacturer of proprietary medical equipment focused on interventional pain therapy. From 2020 through 2025, he held successive leadership roles at the company—from Chief Commercial Officer to Chief Operating Officer, and ultimately as CEO. During his tenure, he led the company’s transformation from early-stage startup to hyper-growth innovator in the interventional pain space. He also led M&A initiatives and was instrumental in securing a Category 1 CPT code for the LinQ procedure—a new therapy in the interventional pain market. Under his leadership, PainTEQ was recognized three years in a row by the INC 5000 and named a “Best Place to Work” by the Tampa Bay Business Journal. He holds a Bachelor of Medical Science from the University of Sydney, a Master’s in Marketing Management, and an MBA from Macquarie Graduate School of Management (MGSM). He is also a certified Gallup Strengths Coach and is passionate about fostering high-performance cultures and mentoring emerging leaders in the medtech industry. Mr. Thiyagalingam’s medical, marketing / commercialization background in the area of medical devices and business background have given him the expertise needed to serve as one of our directors.

Eric Hines, President, Chief Executive Officer and Director

Mr. Hines has been President, Chief Executive Officer and a director of Milestone Scientific since July 31, 2025. He most recently served as President of North America at Ex Libris Group (September 2014 - June 2021), a global provider of cloud-based solutions for higher education and libraries. From June 2021 to July 2025, Mr. Hines was involved in providing consulting services for Alethea, a technology start-up company, and also invested in commercial and personal real estate ventures. Prior to his role at Ex Libris Group, Mr. Hines held various roles at NICE Systems (October 2004-June 2014), a multinational company that designs and manufactures smart home security and automation products. Mr. Hines served as Senior Director of Sales at NICE Systems from October 2004 to November 2005 and subsequently served as Vice President of several North American divisions of NICE Systems from November 2005 through June 2014. Prior thereto, Mr. Hines served as Regional Director of Sales at AMDOCS Clarify CRM (October 2003- October 2004), a provider of customer relationship management (CRM) solutions to the communications industry. Mr. Hines received a Bachelor of Science in Chemistry from Wake Forest University in 1989 and an MBA in International Business from Xavier University in 1996.

Dawood Sayed, M.D., Director

Dr. Sayed is a Professor of Anesthesiology and Pain Medicine at the University of Kansas Medical Center and currently serves as Division Chief of Pain Medicine, Director of Interventional Spine Services, and Director of the Center for Neuromodulation. With a robust clinical, academic, and policy background, he brings over a decade of leadership in pioneering minimally invasive pain therapies, neuromodulation, and health system innovation. Dr. Sayed also serves as Vice Chairman and Co-Founder of the American Society of Pain and Neuroscience (ASPN), where he works closely with key stakeholders, including commercial payers, regulators, and medical device manufacturers to advance access to innovative pain relief technologies. His leadership has earned him multiple honors, including the 2025 Presidential Award from the North American Neuromodulation Society (NANS). Dr. Sayed has authored over 100 peer-reviewed publications, contributed to national guidelines in pain medicine, and currently leads multiple clinical trials evaluating neuromodulation and spinal therapies. He also serves as a medical advisor to several leading medtech innovators and participates on national AMA CPT® and NANS advocacy committees. Dr. Sayed’ s medical healthcare background has given him the expertise needed to serve as one of our directors.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board believes that the segregation of the roles of Board Chairman and the Chief Executive Officer ensures better overall governance of the Company and provides meaningful checks and balances regarding its overall performance. This structure allows our Chief Executive Officer to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day business operations and allows our Chairman to lead the Board in its oversight and advisory roles. Because of the many responsibilities of the Board and the significant time and effort required by each of the Chairman and the Chief Executive Officer to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and enhances the Company’s prospects for success. The Company also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management. For the foregoing reasons, the Board has determined that its leadership structure is appropriate and in the best interest of stockholders.

The Board’s Oversight of Risk Management

The Board recognizes that companies face a variety of risks, including China operation risk, liquidity/capital accessibility risk, medical product acceptance risk, and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that we face; (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee; (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile; and (4) integrate risk management into the Company’s decision-making. The Board encourages, and management promotes, a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of management and executive officers, to assess and analyze the most likely areas of future risk for the Company.

Board Composition

Our Board may establish the authorized number of directors from time to time by resolution. Our Board currently consists of six (6) authorized members. During the year ended December 31, 2024, our Board met six (6) times. All  of our Board members attended at least 75% of the aggregate of all Board meetings and all meetings of the Board committees upon which they served while they were on the Board during fiscal 2024. Our Board does not have a policy regarding Board members’ attendance at meetings of our stockholders and five members of our Board attended our prior year’s annual meeting of stockholders. The Board also acted by unanimous consent six (6) times during fiscal 2024.

Generally, under the listing requirements and rules of the NYSE American, independent directors must comprise a majority of a listed company’s board of directors. Our Board regularly undertakes a review of its composition, the composition of its committees and the independence of each director. Our Board has determined that, none of our current directors or director nominees, other than Mr. Hines and Dr. Demesmin have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE American. In making this determination, our Board considered the current and prior relationships that each nonemployee director nominee has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each nonemployee director nominee. Accordingly, the majority of our directors are independent as of the date of this Proxy Statement.

Committees of the Board

The Board has standing audit, compensation, and nominating and corporate governance committees (respectively, the “Audit Committee,” the “Compensation Committee,” and the “Nominating Committee.”)

Compensation Committee

The Compensation Committee reviews and recommends to the Board the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the issuance of stock options to the Company’s officers, employees, directors, and consultants. It also provides recommendations to the Board with respect to non-employee director compensation. The Compensation Committee may not delegate its authority to any other person, other than to a subcommittee. Chairman

Audit Committee

The Audit Committee meets with management and the Company’s independent accountants to determine the adequacy of internal controls and other financial reporting matters. The Audit Committee’s purpose is to: (A) assist the Board in its oversight of: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditors’ qualifications and independence; (iv) the performance of our internal audit function and independent auditors to decide whether to appoint, retain or terminate our independent auditors; and (v) the preparation of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”); and (B) to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors. Chairman

Audit Committee Financial Expert

The Board has determined that Benedetta Casamento is an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K, and “independent” for purposes of the listing standards of the NYSE American and Section 10A(m)(3) of the Exchange Act.

Nominating Committee

The Nominating Committee identifies potential director nominees and evaluates their suitability to serve on the Board. Based on its evaluation, it recommends to the Board the director nominees for Board membership. In addition, the Nominating Committee also evaluates each existing Board member’s suitability for continued service as a director. Chairman

The Nominating Committee believes that the minimum qualifications for service as a director of the Company are that a nominee possess an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company and an impeccable reputation of integrity and competence in his or her personal or professional activities. The Nominating Committee’s criteria for evaluating potential candidates include the following: an understanding of the Company’s business environment; and the possession of such knowledge, skills, expertise and diversity of experience so as to enhance the Board’s ability to manage and direct the affairs and business of the Company including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or satisfy any independence requirements imposed by law, regulation or listing requirements.

The Nominating Committee considers director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information: the name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company; and, the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

The Nominating Committee may also receive suggestions from current Board members, the Company’s executive officers or other sources, which may be either unsolicited or in response to requests from the Nominating Committee for such candidates. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates.

Once a person has been identified by the Nominating Committee as a potential candidate, it may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Nominating Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee may request information from the candidate, review the person’s accomplishments and qualifications and may conduct one or more interviews with the candidate. The Nominating Committee may consider all such information considering information regarding any other candidates that it might be evaluating for membership on the Board. In certain instances, Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Director Independence

The Board has determined that Benedetta Casamento, Neal Goldman, Dr. Dawood Sayed, and Shanth Thiyagalingam (the “Independent Directors”) are independent, as that term is defined in the listing standards of the NYSE American. In determining director independence, the Board also considered all equity awards, if any, to the Independent Directors for the year ended December 31, 2024, disclosed in “Director Compensation” below, and determined that such awards were compensation for services rendered to the Board and therefore did not impact their ability to continue to serve as Independent Directors.

Stockholder Communication with the Board

The Board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee, or any chair of any such committee by mail or electronically. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 425 Eagle Rock Ave., Suite 403, Roseland, New Jersey 07068. The Corporate Secretary of the Company will open all communications received as set forth in the preceding paragraph for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for the Board will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Company’s Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and person who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnish to us, or written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements applicable to our officers and director were complied with during the fiscal year ended December 31, 2024.

Insider Trading Arrangements and Policies

We have adopted an insider trading compliance policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. The insider trading policy prohibits the use of material non-public information about the Company when making decisions to purchase, sell, give away or otherwise trade in the Company’s securities or to provide such information to others outside the Company. We have established blackout periods to which covered persons are subject with respect to the filing of our regular reports with the Securities and Exchange Commission. The Company may impose additional blackout periods from time to time as other types of material non-public information occur when non-public material events or disclosures are pending. Covered persons are permitted to trade in the Company’s securities only when there is no blackout period in effect and such trade has been pre-cleared by the appointed Company officer, or when a qualified 10b5-1 plan has been established in accordance with federal securities laws. No covered person has adopted or terminated a Rule 10b5-1 trading plan during the last fiscal quarter of the fiscal year to which this report relates.

Code of Ethics

Milestone Scientific has adopted a code of ethics that applies to its directors, principal executive officer, principal financial officer, and other people performing similar functions. This code of ethics is posted on Milestone Scientific’s website at www.milestonescientific.com. Milestone Scientific will also provide a copy of the Code of Ethics to any person without charge, upon written request addressed to the Chairman of the Board, Neal Goldman, at the Company’s principal executive office, located at 425 Eagle Rock Avenue, Roseland, NJ 07068.

Clawback Policy

Our Board has adopted a written policy to recover “excess” compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. The compensation includes both cash-based and equity-based incentives. The compensation covered includes incentive awards awarded to any individuals (including former employees) who served as an executive officer during the three most recently completed fiscal years preceding the date on which the preparation of an accounting restatement is required, provided that the executive officers were awarded more incentive awards than they would have received if the financial statements had been prepared correctly. The recovery will include an executive incentive award even if the executive was not involved in preparing the financial statements or did not commit misconduct that led to the restatement. Restatements attributable to an inadvertent error also will subject executive officers to the recovery of previously received incentive awards.

Employee, Officer, and Director Hedging

Our policy against insider trading prohibits all employees and directors from engaging in any short sales of our securities, hold our securities in a margin account, or pledge our securities as collateral for a loan.

The Compensation Committee approves all equity award grants to our named executive officers (NEO) on or before the grant date. The committee’s general practice is to complete its annual executive compensation review and determine performance goals and target compensation for our NEOs, and then equity awards are granted to NEOs and become effective. Annual equity awards are typically granted to our NEOs in March. On occasion, the compensation committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. While the compensation committee has discretionary authority to approve equity awards to our NEOs outside of the cycle described above, the compensation committee follows a practice of not granting equity awards when the company anticipates releasing material nonpublic information and, in any event, we do not time the release of material non-public information in coordination with grants of equity awards in a manner that intentionally benefits our NEOs.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth all compensation earned, in all capacities, during the fiscal years ended December 31, 2024 and 2023 by Milestone Scientific’s (i) chief executive officer during the last completed fiscal year and (ii) two most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers at the end of the last completed fiscal year and whose salary as determined by Regulation S-K, Item 402, exceeded $100,000 (the individuals falling within categories (i) and (ii) are collectively referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary	Bonuses	Option Awards	Other Compensation	Total
Jan Adriaan (Arjan) Haverhals (1) (3)
Chief Executive Officer - Wand Dental Inc	2024	$350,000	$478,000	$-	$53,422	$881,422
President of Milestone Scientific Inc.	2023	$350,000	$281,853	$-	$48,412	$680,265
Peter Milligan (2)
Chief Financial Officer	2023	$70,000	$100,000	$-	$-	$170,000

1.	During 2024 Mr. Haverhals was awarded $478,000 in a discretionary performance bonus for the year ended December 31, 2024. Other compensation represents payments made for health insurance coverage of approximately $39,000 and car allowance of approximately $14,000. Mr. Haverhals was awarded $281,000 in a discretionary performance bonus for the year ended December 31, 2023. Other compensation represents payments made for health insurance coverage of approximately $34,000 and car allowance of approximately $14,000.
2.	Peter Milligan was appointed as the Chief Financial Officer of the Company February 1, 2023. He was awarded a $100,000 bonus for joining the company to be paid in shares of stock. On August 24, 2023 the Company announced that Peter Milligan resigned from the Company effective September 1, 2023.
3.	Mr. Haverhals resigned as the Chief Executive Officer of the Company as of December 31, 2024.

Mr. Eric Hines became the Chief Executive Officer on July 31, 2025. From July 31, 2025 through December 31, 2025 (the “Initial Term”), Mr. Hines will be entitled to base compensation at the rate of $15,000 per month. From January 1, 2026, subject to Mr. Hines’s continued employment at the Company by mutual agreement (the “Extended Term”), Mr. Hines will be entitled to base compensation at the rate of $25,000 per month. Mr. Hines was granted options (the “Signing Bonus Options”) for an aggregate of 2,000,000 shares of Common Stock of the Company. The exercise price of the Signing Bonus Options is $0.50. Ten percent (10%) of the Signing Bonus Options will vest on the date of grant and the remaining ninety percent (90%) will vest in three (3) equal annual installments of 600,000 shares each. Mr. Hines will receive an annual incentive bonus, comprised of (i) separate performance-based bonuses; and (ii) a discretionary bonus, each as determined by the Company’s Compensation Committee, in its sole discretion.

Pay versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance metrics of the Company. For further information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “—Compensation Philosophy and Objectives” and “—Compensation Elements”.

	(a)	(b)	(c)	(d)	(e)
					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)	Average Summary Compensation Table Total for Non-PEO NEO’s ($)	Average Compensation Actually Paid to Non-PEO NEO’s ($)	Total Shareholder Return ($)	Net Income ($)
2024	881,422	881,422	n/a	n/a	137.14	(4,713,597)
2023	680,265	680,265	n/a	n/a	150.00	(6,929,104)

Calculation of Compensation Actually Paid to PEO (column b)	2024	2023
Total Summary Compensation Paid Table (SCT) - column (a)	881,422	680,265
Less: value reported under stock awards in the SCT	-	-
Add: FV of unvested equity awards at year-end 2021	-	-
Add: FV of vested awards as of the vesting date.	-	-
Compensation actually paid	881,422	680,265

(a)	The amounts reported in this column are the amounts of total compensation reported for Mr. Haverhals, Chief Executive Officer, for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT’) on page 12 of this proxy statement.
(b)	The amounts reported in this column represent the amount of compensation actually paid (“CAP”) Mr. Haverhals as computed in accordance with Item 402(v) of Regulation S-K, but do not reflect the actual amount of compensation earned by or paid to Mr. Haverhals during the applicable year. The determination of CAP begins with the total compensation reported in the SCT, which is then adjusted by equity-based and other compensation as set forth in the following table. For equity-based awards made during the year, the recorded grant date value is replaced with the estimated year-end value. For equity-based awards made in prior years that remain unvested at year-end, the estimated change in value from the beginning to the end of the year is included. For equity-based awards made in prior years, but vested during the year, the estimated change in value from the beginning of the year to the date of vesting is included:
(c)	The amounts reported in this column represent the average of the amounts reported for the Company’s Non-CEO named executive officer’s (“NEOs”) as a group in the “Total” column of the SCT in each applicable year. There were no NEO’s at the company during 2024 and 2023, respectively.
(d)	The amounts reported in this column represent the average amount of CAP to the Non-CEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. Since there were no adjustments to be made for these NEO’s, the amounts actually paid are equal to the SCT amounts calculated in the previous column.
(e)	This represents the year-end value of an initial $100 investment made at the beginning of the period.

Employment and Consulting Contracts

On March 2, 2021, the Company entered into a Royalty Sharing Agreement with Leonard Osser, pursuant to which Mr. Osser sold, transferred and assigned to the Company all of his rights in and to a certain patent application as to which he is a co-inventor with Mark Hochman, a consultant to the Company, and the Company agreed to pay to Mr. Osser, beginning May 9, 2027, half of the royalty (2.5%) on net sales that would otherwise be payable to Mark and Claudia Hochman under their existing Technology Sale Agreement, dated January 1, 2005 and amended from time to time, with the Company. In connection with the Royalty Sharing Agreement, the Hochman’s agreed with the Company, pursuant to an addendum to such Technology Sale Agreement dated February 25, 2021, to reduce from 5% to 2.5% the payments due to them under their Technology Sale Agreement beginning on May 9, 2027, and thereafter with respect to dental products embodying the invention.

As part of the Succession Plan of the Company, Mr. Osser agreed, pursuant to an agreement dated April 6, 2021 (the “Succession Agreement”), to restructure certain of his existing agreements with the Company, which provide for additional and broader executive support, and at such time as he elects to step down as Interim Chief Executive Officer of the Company, to become the Vice Chairman of the Board of the Company. With respect to Mr. Osser’s July 2017 Employment Agreement and July 2017 Consulting Agreement (each as previously disclosed), the compensation under the Employment Agreement was modified to reduce the overall compensation by $100,000 to $200,000, split equally between a cash amount and an amount in shares, and the compensation under the Consulting Agreement was increased by $100,000 to $200,000, equally split between a cash amount and an amount in shares, which shares were formerly payable under the Employment Agreement. If the Company terminates Mr. Osser’s employment “Without Cause,” other than due to his death or disability, or if Mr. Osser terminates his employment for “Good Reason” (both as defined in the agreement), Mr. Osser is entitled to be paid in one lump sum payment as soon as practicable following such termination: an amount equal to the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code) of all compensation pursuant to this agreement from the effective date of termination hereunder through the remainder of the Employment Term. In connection with his acceptance of the Vice Chairman position and in consideration of his services as a member of the Board and agreement to provide certain additional general consulting services, Mr. Osser was granted options to purchase 2,000,000 shares of common stock, exercisable at the fair market value of the common stock on the date of grant, vesting over the five-year period after he steps down as Interim Chief Executive Officer of the Company or ten years from the date of grant, whichever shall end first. On May 19, 2021, Mr. Osser resigned as Interim Chief Executive Officer of the Company and assumed the role of Vice Chairman of the Board. On November 7, 2025 Mr. Osser resigned as Vice Chairman and Director.

Compensation under the Employment Agreement and the Consulting Agreement is payable for 9.5 years from May 19, 2021. The Company recorded expenses of $200,000 related to the Employment Agreement for each of the years ended December 31, 2024 and 2023, respectively. The Company recorded expenses of $200,000 and $200,000 related to the Consulting Agreement for each of the years ended December 31, 2024 and 2023, respectively. Mr. Osser also owns 2,717,765 of the Company’s stock, and 2,481,048 shares to be issued at the termination of his employment agreement.

Mr. Arjan Haverhals retired as the Chief Executive Officer and other officer positions with the Company on December 31, 2024. The Company entered into a consulting agreement with Mr. Arjan Haverhals that commenced on January 1, 2025, and continues for an indefinite period, subject to the Company having the right to terminate the Consulting Agreement on 30 days advance notice in the event of his disability to provide services and either party having the right to terminate the Consulting Agreement on 90 days’ advance notice. Mr. Haverhals will be paid an annual fee at the rate of $350,000, at the rate of $150,000 in respect of the first calendar quarter of 2025, and at the rate of $66,666, in respect of each subsequent calendar quarter of 2025, payable monthly in arrears, in each case in equal monthly installments on the last day of each month of such quarter. The Company will reimburse Mr. Haverhals for reasonable expenses in providing the services. Mr. Haverhals will be an independent contractor and will not be provided with health and accident insurance, life insurance, paid sick leave and/or paid vacation time. In connection with the Consulting Agreement, he has also entered into a Company-standard form of non-disclosure, non-solicitation, non-competition and invention agreement. Mr. Haverhals will be issued 895,012 shares of the Company’s stock ninety days after the termination of his consulting relationship.

Objective of Executive Compensation Program

The primary objective of the executive compensation program is to attract and retain qualified, energetic managers who are enthusiastic about the mission and culture of Milestone Scientific. A further objective of the compensation program is to provide incentives and reward each manager for their contribution. In addition, Milestone Scientific strives to promote an ownership mentality among key leadership and the Board of Directors.

The Compensation Committee reviews and approves, or in some cases recommends for the approval of the full Board, the annual compensation procedures for the Named Executive Officers.

The compensation program is designed to reward teamwork, as well as each manager’s individual contribution. In measuring the Named Executive Officers’ contribution, the Compensation Committee considers numerous factors including the growth strategic business relationships and financial performance. Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. Milestone Scientific does not currently engage any consultant to advise on executive and/or director compensation matters.

Stock price performance has not been a factor in determining annual compensation because the price of Milestone Scientific’s common stock is subject to a variety of factors outside of Milestone Scientific’s control. Milestone Scientific does not have an exact formula for allocating between cash and non-cash compensation.

Annual CEO compensation consists of a base salary component, a bonus component (payable in a mix of cash and stock) and periodic stock option grants. The Compensation Committee intends to set totals for the CEO for cash compensation sufficiently high enough to attract and retain a strong motivated leadership team, but not so high that it creates a negative perception with the other stakeholders. The CEO receives stock option grants under the stock option plan. The number of stock options granted to the executive officer is made on a discretionary rather than a formula basis by the Compensation Committee.

The CEO’s current and prior compensation is considered in setting future compensation. To some extent, the compensation plan is based on the market and the companies that compete for executive management. The elements of the plan (e.g., base salary, bonus, and stock options) are like the elements used by many companies. The exact base pay, stock option grant, and bonus amounts are chosen to balance the competing objectives of fairness to all stakeholders and attracting and retaining executive managers.

Outstanding Equity Awards on December 31, 2024

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#) (2)	Market Value of Number of Shares or Units of Stock that have not vested (#) (3)
Jan Adriaan (Arjan ) Haverhals	167,739	48,557	$1.52	3/30/2025	638,024	$612,503
Total	167,739	48,557			638,024	$612,503

Leonard Osser	703,518	-	$1.99	12/22/2025	2,481,046	$2,381,804
	1,200,000	800,000	2.47	4/23/2031
	32,175	-	$3.11	2/9/2026
Total	1,935,693	800,000			2,481,046	$2,381,804

Total	2,103,432	848,557			3,119,070	2,994,307

The following table includes certain information with respect to all unexercised stock options and unvested shares of common stock of Milestone Scientific outstanding owned by the Named Executive Officers on December 31, 2024.

1.	Represents stock option grants at fair market value on the date of grant.

2.	Issuance of the shares of common stock have been deferred until the termination of employment with Milestone Scientific in accordance with the terms of respective employment arrangements.

3.	Based on the closing price per share of $0.96 as reported on the NYSE American on December 31, 2024

Director Compensation for Fiscal Year Ended December 31, 2024

	Fees Earned paid in cash $	Stock Awards $	Options Award $	Non-Equity Incentive Plan Compensation $	Change in pension value and nonqualified deferred compensation earnings $	All other Compensation	Fees Earned paid in cash $	Total $
Neal Goldman	-	120,000	-	-	-	-	-	120,000
Benedetta Casamento	-	120,000	-	-	-	-	-	120,000
Leonard Osser	-	100,000	-	-	-	-	-	100,000
Dr. Didier Demesmin	-	100,000	-	-	-	-	-	100,000
Michael McGeehan	-	110,000	-	-	-	-	-	110,000
Gian Domenico Trombetta (1)	-	100,000	-	-	-	-	-	100,000

(1) Resigned as of January 12, 2025.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholders Matters

The following table, together with the accompanying footnotes, sets forth information, as of November 4, 2025, regarding stock ownership of all persons known by Milestone Scientific to own beneficially more than 5% of Milestone Scientific’s outstanding common stock, Named Executives, all directors, and all directors and executive officers of Milestone Scientific as a group

Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)	Percentage
Benedetta Casamento (3)	404,490	0.51%
Neal Goldman (4)	2,325,856	2.96%
Eric Hines (5)	325,000	*
Jan Adriaan (Arjan) Haverhals (8)	895,012	1.14%
Michael McGeehan (6)	575,273	*
Dr. Didier Demesmin	112,356	*
Shanth Thiyagalingam	-	*
Dawood Sayed, M.D	-	*
Leonard Osser (7)	5,198,813	6.61%
All directors & executive officers as a group (9 persons)	9,836,801	12.51%
BP4 SpA (9)	8,896,765	11.31%
* Less than 1%

1.	The addresses of the persons named in this table are as follows: Eric Hines, Leonard Osser, Neal Goldman, Michael McGeehan, Benedetta Casamento, Arjan Haverhals, Shanth Thiyagalingam, Dawood Sayed, M.D. and Dr. Didier Demesmin are at 425 Eagle Rock Avenue, Roseland, New Jersey 07068.
2.	A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from October 31, 2025, as applicable, upon the exercise of options and warrants or conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants, and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within 60 days from October 31, 2025, have been exercised or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned. The percentages for each beneficial owner are determined based on dividing the number of shares of common stock beneficially owned by the sum of the outstanding shares of common stock on May 28, 2024, and the number of shares underlying options exercisable and convertible securities convertible within 60 days from October 31, 2025, held by the beneficial owner.
3.	Includes 404,490 shares held by Mrs. Casamento.
4.	Includes 2,325,856 shares held by Mr. Goldman.
5.	Includes 325,000 shares held by Mr. Hines
6.	Includes 575,273 shares held by Mr. McGeehan
7.	Includes 2,717,765 shares held by Mr. Osser or his family, 2,481,048 shares to be issued at the termination of his employment agreement, and 1,279,975 vested stock options to purchase common stock of the Company.
8.	Includes 895,012 shares to be issued at the termination of Mr. Haverhals’ consulting agreement on December 31, 2025.
9.	8,896,765 shares held directly by BP4 U.R.L. (“BP4”) of which 5,982,906 shares were issued upon the conversion of $7 million of preferred stock at $1.17 per share, as adjusted to date. Innovest S.p.A. (“Innovest”) is the controlling shareholder of BP4 and Dr. Pedro Palau, Liquidator is a controlling shareholder

Securities Authorized for Issuance under Equity Compensation Plans

Equity Compensation Plan Information (as of December 31, 2024)

Equity compensation plan approved by stockholders	Number of Securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under equity compensation plan

Grants under our 2020 Stock Option Plan (1)	3,051,985	$2.12	7,579,778

Total	3,051,985	$-	7,579,778

1.	The 2020 plan, as amended and restated in 2021 and amended during 2024, provides for awards of restricted common stock and options to purchase up to a maximum of 11,500,000 shares of common stock and expires in December 2030. Options may be granted to employees, directors, and consultants of Milestone Scientific for the purchase of shares of common stock at a price not less than the fair market value of common stock on the date of grant. In general, options become exercisable over a three-year period from the grant date and expire five years after the date of grant. During the year ended December 31, 2024, 7,579,778 options and shares were issued.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

United Systems

Milestone Scientific has a supply agreement with United Systems the principal supplier of its handpieces, pursuant to which it procures manufactured products under specific purchase orders, but without minimum purchase commitments. Purchases from this supplier were approximately $1.7 million and $2.3 million for the twelve months ended December 31, 2024, and 2023, respectively. As December 31, 2024, and December 31, 2023, Milestone Scientific owed this supplier approximately $664,000 and $402,000, respectively, which is included in accounts payable and accrued expenses related party on the consolidated balance sheets. In June 2021, the Company signed a ten-year agreement with United Systems for supplier of the handpieces

Other

For the year ended December 31, 2023, the Company had approximately $270,000 sales to Milestone China or agents of Milestone China, an entity in which the Company formerly had an ownership interest terminating in 2021. The Company reported no sales to Milestone China or agents of Milestone China during the year ended December 31,2024.

K. Tucker Andersen, a significant stockholder of Milestone Scientific, has an agreement with Milestone Scientific to provide financial and business strategic services. Expenses recognized on this agreement were $100,000 for year ended December 31, 2023. The agreement was not renewed for the year ending December 31, 2024.

Director of Clinical Affairs (Mark Hochman)

The Director of Clinical Affairs’ royalty fee was approximately $442,000 and $485,000 for the years ended December 31, 2024 and 2023, respectively. Additionally, Milestone Scientific expensed consulting fees to the Director of Clinical Affairs of $156,000 for the year ended December 31, 2024 and 2023, respectively. As of December 31, 2024, and 2023, Milestone Scientific owed the Director Clinical Affairs for royalties of approximately $110,000 and $114,000, respectively, which is included in accounts payable, related party and accrued expense, related party, in the consolidated balance sheet.

Employment and Consulting Contracts

On March 2, 2021, the Company entered into a Royalty Sharing Agreement with Leonard Osser, pursuant to which Mr. Osser sold, transferred and assigned to the Company all of his rights in and to a certain patent application as to which he is a co-inventor with Mark Hochman, a consultant to the Company, and the Company agreed to pay to Mr. Osser, beginning May 9, 2027, half of the royalty (2.5%) on net sales that would otherwise be payable to Mark and Claudia Hochman under their existing Technology Sale Agreement, dated January 1, 2005 and amended from time to time, with the Company. In connection with the Royalty Sharing Agreement, the Hochman’s agreed with the Company, pursuant to an addendum to such Technology Sale Agreement dated February 25, 2021, to reduce from 5% to 2.5% the payments due to them under their Technology Sale Agreement beginning on May 9, 2027, and thereafter with respect to dental products embodying the invention.

As part of the Succession Plan of the Company, Mr. Osser agreed, pursuant to an agreement dated April 6, 2021 (the “Succession Agreement”), to restructure certain of his existing agreements with the Company, which provide for additional and broader executive support, and at such time as he elects to step down as Interim Chief Executive Officer of the Company, to become the Vice Chairman of the Board of the Company. With respect to Mr. Osser’s July 2017 Employment Agreement and July 2017 Consulting Agreement (each as previously disclosed), the compensation under the Employment Agreement was modified to reduce the overall compensation by $100,000 to $200,000, split equally between a cash amount and an amount in shares, and the compensation under the Consulting Agreement was increased by $100,000 to $200,000, equally split between a cash amount and an amount in shares, which shares were formerly payable under the Employment Agreement. If the Company terminates Mr. Osser’s employment “Without Cause,” other than due to his death or disability, or if Mr. Osser terminates his employment for “Good Reason” (both as defined in the agreement), Mr. Osser is entitled to be paid in one lump sum payment as soon as practicable following such termination: an amount equal to the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code) of all compensation pursuant to this agreement from the effective date of termination hereunder through the remainder of the Employment Term. In connection with his acceptance of the Vice Chairman position and in consideration of his services as a member of the Board and agreement to provide certain additional general consulting services, Mr. Osser was granted options to purchase 2,000,000 shares of common stock, exercisable at the fair market value of the common stock on the date of grant, vesting over the five-year period after he steps down as Interim Chief Executive Officer of the Company or ten years from the date of grant, whichever shall end first.

On May 19, 2021, Mr. Osser resigned as Interim Chief Executive Officer of the Company and assumed the role of Vice Chairman of the Board. Mr. Osser resigned as Vice Chairman of the Board, and on November 7, 2025, Mr. Osser resigned from the Board of Directors. Compensation under the Employment Agreement and the Consulting Agreement is payable for 9.5 years from May 19, 2021. The Company recorded expenses of $200,000 related to the Employment Agreement for each of the years ended December 31, 2024 and 2023, respectively. The Company recorded expenses of $200,000 related to the Consulting Agreement for each of the years ended December 31, 2024 and 2023, respectively. Mr. Osser also owns 2,717,765 of the Company’s stock, and 2,481,048 shares to be issued at the termination of his employment agreement.

As of February 2024, the University Pain Medicine Center (STEMMEE), of which Dr. D. Demesmin, a Company board member is the CEO agreed to purchases products from the Company under the same terms and conditions applying to other medical pain clinics in the United States. STEMMEE purchased medical products in the amount of $21,000 for the year ended December 31, 2024

Mr. Arjan Haverhals retired as the Chief Executive Officer and other officer positions with the Company on December 31, 2024. The Company entered into a consulting agreement with Mr. Arjan Haverhals that commenced on January 1, 2025, and continues for an indefinite period, subject to the Company having the right to terminate the Consulting Agreement on 30 days advance notice in the event of his disability to provide services and either party having the right to terminate the Consulting Agreement on 90 days’ advance notice. Mr. Haverhals will be paid an annual fee at the rate of $350,000, at the rate of $150,000 in respect of the first calendar quarter of 2025, and at the rate of $66,666, in respect of each subsequent calendar quarter of 2025, payable monthly in arrears, in each case in equal monthly installments on the last day of each month of such quarter. The Company will reimburse Mr. Haverhals for reasonable expenses in providing the services. Mr. Haverhals will be an independent contractor and will not be provided with health and accident insurance, life insurance, paid sick leave and/or paid vacation time. In connection with the Consulting Agreement, he has also entered into a Company-standard form of non-disclosure, non-solicitation, non-competition and invention agreement. Mr. Haverhals will be issued 895,012 shares of the Company’s stock ninety days after the termination of his consulting relationship.

The Company entered into a consulting agreement with Mr. Arjan Haverhals, which commenced on January 1, 2025, and continues for an indefinite period, subject to the Company having the right to terminate the Consulting Agreement on 30 days advance notice in the event of his disability to provide services and either party having the right to terminate the Consulting Agreement on 90 days’ advance notice. Mr. Haverhals will be paid an annual fee at the rate of $350,000, at the at the rate of $150,000 in respect of the first calendar quarter of 2025, and at the rate of $66,666, in respect of each subsequent calendar quarter of 2025, payable monthly in arrears, in each case in equal monthly installments on the last day of each month of such quarter. The Company will reimburse Mr. Haverhals for reasonable expenses in providing the services. Mr. Haverhals will be an independent contractor and will not be provided with health and accident insurance, life insurance, paid sick leave and/or paid vacation time. In connection with the Consulting Agreement, he has also entered into a Company-standard form of non-disclosure, non-solicitation, non-competition and invention agreement. Mr. Haverhals will be issued 638,023 shares of the Company’s stock ninety days after the termination of his consulting relationship.

Subsequent Events

April 2025 Financing

On April 9, 2025, the Company issued a series of promissory notes in the aggregate amount of $800,000 to Mr. Neal Goldman, Ms. Benedetta Casamento, and Dr. Didier Demesmin, each of whom is a director of the Company. The notes are due April 9, 2028, and bear interest at the annual rate of prime less 2.50% payable annually. All principal and interest shall be payable in cash and/or shares of common stock at the sole discretion of the Company. The notes are convertible into shares of common stock by the holder at any time and by the Company at maturity. If the Company sells equity securities for gross proceeds in excess of $4,000,000, the holders may request repayment of their note in either cash, shares of common stock or a combination of cash and shares; provided, that the holders would then be entitled to receive only so much cash as the net proceeds to the Company in such sale of equity securities, after payment of other indebtedness and other uses (other than working capital) specified as a use of the proceeds in the relevant offering or disclosure documentation, shall be in excess of $4,000,000. Upon a liquidation event of the Company, as defined in the notes which includes a sale of the Company or assets, a merger, reorganization or combination transaction where the shareholders before the transaction own less than 50% of the Company after the transaction and a liquidation, dissolution or winding-up of the Company, the notes will be repaid in cash or its portion of any non-cash consideration. The conversion rate for any issuance of shares of common stock will be at the then fair value of a share of common stock, with the fair value being determined with reference to the public market price of a share of common stock, but not less than $0.50. The notes are unsecured and have typical default terms.

On or effective November 7, 2025, Mr. Osser resigned from the Board of Directors in response to being advised that he was not re-nominated.

PROPOSAL NO. 2

VOTE TO APPROVE AN AMENDMENT TO THE RESTATED CERTIFICATE OF

INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES

OF COMMON STOCK FROM 100,000,000 TO 125,000,000

(ITEM 2 ON THE PROXY CARD)

General

The Board of Directors is proposing for stockholder approval an amendment to the Company’s Restated Certificate of Incorporation, as amended (the “Charter”), to increase the number of authorized shares of common stock, par value $0.001 per share, from 100,000,000 shares to 125,000,000 shares, subject to the Board of Directors’ authority to abandon such amendment. The Board of Directors approved this amendment, subject to stockholder approval, and directed that this amendment be submitted to a vote of the Company’s stockholders at the Annual Meeting. The Charter also authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are currently outstanding. The proposed amendment will not increase or otherwise affect the Company’s authorized shares of preferred stock. The Board believes that it is in the best interests of the Company and its stockholders to increase the number of authorized shares of common stock in order to give the Company greater flexibility in considering and planning for future potential business needs.

Purpose of the Amendment

The Charter currently authorizes the issuance of up to 100,000,000 shares of common stock. As of the close of business on October 31, 2025, there were 78,628,913 shares of common stock issued and outstanding. In addition, as of the close of business on October 31, 2025 there were no shares of common stock issuable upon exercise of outstanding warrants; shares of common stock issuable upon exercise of outstanding stock options; 6,735,693 shares of common stock available for issuance pursuant to future grants which can be made under the Company’s equity award plans; 3,708,663 shares of common stock issuable as deferred compensation to the Company’s executive officers and employees.

Therefore, the purpose of this amendment to increase the number of authorized shares of common stock to 125,000,000 is to allow the Company to meet is current contractual requirements to issue shares of its common stock and to issue additional shares of common stock for any proper corporate purposes, including but not limited to, public or private financings, stock splits, stock dividends, potential strategic transactions, including mergers, acquisitions, strategic partnerships, joint ventures and other business combinations, as well as for other general corporate transactions.

Other than as described above, the Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock resulting from the proposed increase in the number of authorized shares of common stock. The additional shares of common stock will be available for issuance from time to time as determined by the Board of Directors for any proper corporate purposes. Having these additional shares of authorized common stock available for future use will allow the Company to issue additional shares of common stock without the expense and delay of arranging a special meeting of stockholders.

Possible Effects of the Amendment and Anti-takeover Considerations

If the amendment to the Charter is approved, the additional authorized shares would be available for issuance at the discretion of the Board and without further stockholder approval. It is not the present intention of the Board of Directors to seek stockholder approval prior to any issuance of shares of common stock that would become authorized by the amendment unless otherwise required by law or regulation. Frequently, opportunities arise that require prompt action, and it is the belief of the Board of Directors that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders. The additional shares of authorized common stock would have the same rights and privileges as the shares of common stock currently issued and outstanding. The adoption of the amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. Shares of common stock issued in the future (including for the purposes described above in the section entitled “Purpose of Amendment”), other than for a stock split, may decrease existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could have a financially dilutive effect on previously issued shares of common stock and have a negative effect on the market price of the common stock. The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of our stock. Current stockholders have no preemptive or similar rights.

The Company has not proposed the increase in the number of authorized shares of common stock with the intention of using the additional authorized shares for anti-takeover purposes, but the Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could sell shares of common stock or preferred stock, including preferred stock convertible into shares of common stock, in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized number of shares of common stock has been prompted by business and financial considerations, and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Effective Date

If the Company’s stockholders approve the increase in the number of authorized shares of common stock to 125,000,000 shares, we must file a Certificate of Amendment to the Charter with the Delaware Secretary of State in order for the amendment to become effective. If we obtain stockholder approval of this proposal, we intend to file the Certificate of Amendment as soon as practicable. Our Board of Directors reserves the right, notwithstanding stockholder approval of the amendment and without further action by our stockholders, not to proceed with the amendment at any time before the filing of the Certificate of Amendment.

Regarding the authorized capital structure of the Company, the first sentence of Article FOURTH of the Charter currently reads as follows:

“The total number of shares which this corporation shall have authority to issue is 105,000,000 shares, consisting of (i) 100,000,000 shares of common stock, $.001 par value per share (the “Common Stock”) and (ii) 5,000,000 shares of preferred stock, $.001 par value per share (the “Preferred Stock”).”

The Company’s Board of Directors has approved the following amendment to Article Fourth, subject to approval of such amendment by the stockholders of the Company at the Annual Meeting, as specified below:

The first sentence of Article Fourth is to be deleted in its entirety and be replaced by the following sentence:

“The total number of shares which this corporation shall have authority to issue is 130,000,000 shares, consisting of (i) 125,000,000 shares of common stock, $.001 par value per share (the “Common Stock”) and (ii) 5,000,000 shares of preferred stock, $.001 par value per share (the “Preferred Stock”).”

Dissenters’ Rights

Neither Delaware law, nor the Company’s Charter, nor the Company’s Bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with this proposal. Accordingly, the Company’s stockholders will have no right to dissent and obtain payment for their shares.

Vote Required and Recommendation

On this matter, the affirmative vote of the holders of a majority of the Company’s outstanding shares of common stock is required to approve this Proposal No. 2.

The Board recommends that stockholders vote “FOR” the resolution above, approving AN amendment TO the RESTATED Certificate of Incorporation to increase THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 100,000,000 TO125,000,000

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
(ITEM 3 ON THE PROXY CARD)

The independent registered public accounting firm of CBIZ CPAs P.C. (“CBIZ”) has been our independent registered public accounting firm since April 25, 2025. The registered public accounting firm of Marcum LLP had been our auditing firm from October 2022 until April 25, 2025, when it combined with CBIZ. The Audit Committee has appointed CBIZ as our independent registered public accounting firm for the year ending December 31, 2025, and our Board has directed that management submit the appointment of CBIZ as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

CBIZ’s audit report appears in the Annual Report. A representative of CBIZ will be at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

The selection of the independent accountants is not required to be submitted to a vote of our stockholders for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation, and oversight of the audit work of the independent auditors. However, the Board is submitting this matter to Milestone Scientific’s stockholders as a matter of good corporate practice. If the stockholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will consider that when deciding whether to retain CBIZ and may retain that firm or another without resubmitting the matter to the stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Milestone Scientific and the stockholders.

Vote Required and Recommendation of the Board

An affirmative vote of at least a majority of the votes present and entitled to vote at the Annual Meeting is required to approve this Proposal No. 3.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

********

Audit Fees

Milestone Scientific incurred an aggregate audit and financial statement review fees of approximately $220,000 from CBIZ (as the predecessor Marcum LLP) for 2024. Milestone Scientific incurred aggregate audit and financial statement review fees of approximately $295,200 from CBIZ (as the predecessor Friedman LLP) for 2023 These fees include fees for professional services rendered for the audit of our annual financial statements and the review of financial statements included in our report on Form 10-Q’s or services that are normally provided in connection with statutory and regulatory filings and fees related to registration statements.

Tax Fees

Milestone Scientific incurred aggregate tax fees of approximately $33,000 from CBIZ (as the predecessor Marcum LLP)for 2024. Milestone Scientific incurred tax fees of approximately $42,000 from CBIZ (as the predecessor Friedman LLP) for 2023.

Audit Related Fees

Milestone Scientific did not incur audit-related fees from CBIZ in either 2024 or 2023.

All Other Fees

Milestone Scientific did not incur other accounting fees from CBIZ in either 2024 or 2023.

Audit Committee Administration of the Engagement

The engagements with CBIZ as the Company’s principal accountants and tax compliance services were approved in advance by the Board and the Audit Committee. The Audit Committee approved no non-audit or non-audit-related services in either 2024 or 2023.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by the independent auditors before the accountant is engaged to render these services. The Audit Committee may consult with management in the decision-making process but may not delegate this authority to management. The Audit Committee may delegate its authority to preapprove services to one or more committee members, provided that the designers present the pre-approvals to the full committee at the next committee meeting. All audit and non-audit services performed by the independent accountants have been pre-approved by the Audit Committee to ensure that such services do not impair the auditors’ independence from us.

AUDIT COMMITTEE REPORT

The Audit Committee’s purpose is to assist the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent auditors’ qualifications and independence, and (iv) the performance of our internal audit function and independent auditors to decide whether to appoint, retain or terminate our independent auditors, and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and to prepare this Report.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

The Audit Committee reviewed our audited financial statements for the year ended December 31, 2024 and met with management to discuss such audited financial statements. The Audit Committee has discussed with our independent accountants, CBIZ CPAs P.C., the matters required to be discussed by the Statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from CBIZ CPAs P.C. required by the Independence Standards Board Standard No. 1, as may be modified or supplemented. The Audit Committee has discussed with CBIZ CPAs P.C. its independence from Milestone Scientific and its management. CBIZ CPAs P.C. had full and free access to the Audit Committee. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report.

Submitted by the Audit Committee

Benedetta Casamento

Neal Goldman

Michael McGeehan

OTHER BUSINESS

As of the date of this Proxy Statement, we know of no other business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by stockholders, the persons designated as proxies will vote all shares in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with their best judgment.

ADDITIONAL INFORMATION

Householding

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. If you would like to receive a separate copy of this year’s Proxy Statement or Annual Report, please address your request for delivery of the Proxy Statement and/or Annual Report to Corporate Secretary, Milestone Scientific Inc., 425 Eagle Rock Avenue, Suite 403 Roseland, New Jersey 07068.

Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors, and Other Business of Stockholders

Stockholders interested in presenting a proposal or nominating a person for election as a director for consideration at the annual meeting of stockholders in 2026 (the “2026 Meeting”) must follow the procedures found in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the Company’s proxy materials for the 2026 Meeting, the stockholder must give the Company written notice of the proposal and/or director nominee, which must be received by our Corporate Secretary no later than January 1, 2026 A stockholder who wishes to propose the next annual meeting of stockholders without including the proposal in our proxy statement must notify us not less than thirty (30) days and not more than sixty (60) days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than forty (40) days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by us for the next annual meeting of stockholders will have discretionary authority to vote on the proposal. Stockholder proposals should be addressed to the Corporate Secretary, Milestone Scientific Inc., 425 Eagle Rock Avenue, Suite 403 Roseland, New Jersey 07068.

EVERY STOCKHOLDER, WHETHER OR NOT HE OR SHE EXPECTS TO ATTEND THE ANNUAL MEETING IN PERSON, IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

Electronic Availability of Proxy Statement and Annual Report

As required by SEC rules, we are making this Proxy Statement and our Annual Report available to stockholders electronically via the Internet at www.proxyvote.com.

Suppose you received a paper copy of this Proxy Statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail. In that case, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on www.proxyvote.com. By opting to receive the notice of availability and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you reduce the amount of mail you receive and help preserve environmental resources. Registered stockholders may elect to receive electronic proxy and annual report access or a paper notice of availability for future annual meetings by registering online at www.proxyvote.com. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location. Beneficial or “street name” stockholders who wish to elect one of these options may also do so at www.proxyvote.com. Please enter your 12-digit control number located on the proxy card or notice.

The Annual Report accompanies the proxy materials being provided to all stockholders. We will provide without charge each person being solicited by this Proxy Statement, on the written request of any such person, additional copies of the Annual Report including the financial statements and financial statement schedules included therein. All such requests should be directed to Corporate Secretary, Milestone Scientific Inc., 425 Eagle Rock Avenue, Suite 403 Roseland, New Jersey 07068.

By order of the Board of Directors

Neal Goldman
Chairman of the Board
Roseland, New Jersey
November 12, 2025